Exhibit 23.1



                       CONSENT OF INDEPENDENT ACCOUNTANTS




     We consent to the reference to our firm under the caption "Experts," "Summary Selected Financial Information" and "Selected Financial Information" and to the use of our reports dated March 7, 1997, except for Note 7 as to which the date is October 22, 1997, of Lockhart Caribbean Corporation and Subsidiaries; March 7, 1997, except for Note 4 as to which the date is October 22, 1997, of Lockhart Caribbean Corporation (Parent Company Only); June 16, 1997 of Red Hook Plaza, Inc.; August 1, 1997 of Fort Mylner Properties, Inc. and Golden Orange Centers, Inc. in amendment no. 2 to the Registration Statement
(Form S-11 No. 333-35105) and related Prospectus of Lockhart Caribbean Corporation for the registration of 2,000,000 Units, each consisting of one share of its Class A common stock and one Warrant to purchase one-tenth of one share of Class A common stock.



                                                /s/ Ernst & Young LLP




San Juan, Puerto Rico
January 16, 1998.